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                 CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statement (Form S-3) of Morton International, Inc. filed with the Securities and Exchange Commission on May 1, 1998, the Registration Statement (Form S-8 No. 333-39487) pertaining to the 1997 Incentive Plan, and the Registration Statement (Form S-8 No. 333-26281) pertaining to the 1994 Non-Employee Directors Stock Plan, of our report dated July 29, 1998, with respect to the consolidated financial statements and schedule of Morton International, Inc. and subsidiaries, included or incorporated by reference in the Annual Report (Form 10-K) for the year ended June 30, 1998.

                              /s/ Ernst & Young LLP

                              ERNST & YOUNG LLP




Chicago, Illinois
September 21, 1998